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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

(In thousands, except per share data)

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
                                                             Three Months Ended            Six Months Ended
                                                                  June 30                      June 30
                                                             ------------------            ----------------
                                                               1999       1998              1999      1998
                                                             -------     ------            ------    ------
Basic:
  Average shares outstanding                                 156,086     155,992           155,972   156,353
                                                            ========    ========          ========  ========
Net income                                                  $167,382    $150,383          $326,494  $294,766
Less preferred stock dividends                                 4,275       4,275             8,550     8,550
                                                            --------    --------          --------  --------
Net income applicable to common
  stock                                                     $163,107    $146,108          $317,944  $286,216
                                                            ========    ========          ========  ========
Basic net income per share                                  $   1.04    $   0.94          $   2.04  $   1.83

Diluted:
  Average shares outstanding                                 156,086     155,992           155,972   156,353
  Nonvested stock                                                166         209               171       199
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options                                2,324       2,812             2,320     2,839
                                                            --------    --------          --------  --------
    Diluted average shares                                   158,576     159,013           158,463   159,391
                                                            ========    ========          ========  ========
Net income                                                  $167,382    $150,383          $326,494  $294,766
Less preferred stock dividends                                 4,275       4,275             8,550     8,550
                                                            --------    --------          --------  --------
Net income applicable to common
  stock                                                     $163,107    $146,108          $317,944  $286,216
                                                            ========    ========          ========  ========
Diluted net income per share                                $   1.03    $   0.92          $   2.01  $   1.80
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